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                                                                   EXHIBIT 21.01



                       LIST OF REGISTRANT'S SUBSIDIARIES


                                                                      Percentage Owned
Name                                   Jurisdiction of Organization     by Registrant
----                                   ----------------------------   ----------------

Prism Data Warehouse Solutions Limited             England                  100%

Prism Solutions Iberica S.L.                       Spain                    100

Prism Solutions, GmbH                              Germany                  100

Prism Solutions SARL                               France                   100

Prism Solutions de Mexico, S.A. de C.V             Mexico                   100

Prism Solutions, Inc.                              Canada                   100